Exhibit 10.5

LIMITED LIABILITY COMPANY AGREEMENT

OF

19th CAPITAL GROUP, LLC

A Delaware Limited Liability Company

Dated August 27, 2015

LIMITED LIABILITY COMPANY AGREEMENT
OF
19th CAPITAL GROUP, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT is made and entered into as of the 27th day of August, 2015, by, between and among each Person named as a Member on Exhibit A attached hereto and all other Persons who may hereafter become Members (as defined below).

ARTICLE I

DEFINITIONS

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a)           "Act" means the Delaware Limited Liability Company Act, as amended from time to time (6 Del. 18.101 et. seq.).

(b)           "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)           Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)           Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

(c)           "Adjusted Class A Capital Contribution" means, as of any day, a Class A Member's Capital Contribution, minus any distributions made to such Class A Member pursuant to Section 8.1(a).  In the event any Class A Member transfers all or any portion of its Membership Interest in accordance with the terms of this Agreement, its transferee shall succeed to the Adjusted Class A Capital Contribution of the transferor to the extent it relates to the transferred Membership Interest.

(d)           "Affiliate" means, with respect to any Person, (i) in the case of an individual, any spouse, mother, father, sister, brother, or lineal descendant (including an adopted child) of such Person or such Person’s spouse, (ii) any executive officer, director, trustee, partner, member, manager, employee or holder of ten percent (10%) or more of any class of the voting securities of or equity interest in such Person; (iii) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person; or (iv) any executive officer, director, trustee, partner, member, manager, employee or holder of ten percent (10%) or more of the outstanding voting securities of any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting interests, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

(e)           "Agreement" means this Limited Liability Company Agreement, as originally executed and as amended from time to time.

(f)           [Reserved].

(g)           "Board of Managers" means the Board of Managers of the Company as described in Article IX.

(h)           "Capital Account" means, as of any given date, the Capital Contribution to the Company by a Member as adjusted up to the date in question pursuant to Article VI of this Agreement.

(i)           "Capital Contribution" means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Membership Interests held by such Member.

(j)           "Certificate of Formation" or "Certificate" means the Certificate of Formation of the Company, as filed with the Secretary of State of Delaware, as the same may be amended from time to time.

(k)           "Class A Member" means each Person who or that executes a counterpart of this Agreement, acquires Class A Membership Interests, and is admitted to the Company as a Class A Member in accordance with the terms of this Agreement. The initial Class A Members shall be the holders of Class A Membership Interests as set forth on Exhibit A.

(l)           "Class A Membership Interest" shall have the meaning set forth in Section 4.1.

(m)           "Class A Preferred Return" means an amount calculated like interest at a rate equal to twelve percent (12%) per annum, compounded annually, on the Class A Member’s Adjusted Class A Capital Contribution.

(n)           "Class B Member" means each Person who or that executes a counterpart of this Agreement, acquires Class B Membership Interests, and is admitted to the Company as a Class B Member in accordance with the terms of this Agreement.  The initial Class B Members shall be the holders of Class B Membership Interests as set forth on Exhibit A.

(o)           "Class B Membership Interest," shall have the meaning set forth in Section 4.1.

(p)           "Code" means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

(q)           "Company" means 19th Capital Group, LLC, the limited liability company formed pursuant to the Act and governed by this Agreement.

(r)           "Company Minimum Gain" has the same meaning as "partnership minimum gain" as set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

(s)           "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

(t)           "Fiscal Year" means (i) the calendar year, or (ii) any portion of the period described in clause (i) for which the Company is required to allocate Net Profits, Net Losses, and other items of Company income, gain, loss or deduction pursuant to Article VII.

(u)           "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Board of Managers;

(ii)           The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, as of the following times:  (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (A) and (B) above shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)           The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Board of Managers; and

(iv)           The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and Sections 1(gg)(vi) and 7.2(b); provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 1(u)(iv) to the extent the Board of Managers determines that an adjustment pursuant to Section 1(u)(ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1(u)(iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 1(u)(i), 1(u)(ii) or 1(u)(iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

(v)           [Reserved].

(w)           "Indemnification Obligations" shall have the meaning set forth in Section 11.3(a).

(x)           "Indemnified Party" shall have the meaning set forth in Section 11.3(a).

(y)           "Majority Interest" means, with respect to any specific class of Membership Interests, Members holding a majority of the outstanding Percentage Interests held by all Members in such class.

(z)           "Manager" shall have the meaning set forth in Section 9.2(a).

(aa)           "Member" means each of the Persons who executes a counterpart of this Agreement as a Member and each of the Persons who may hereafter become Members, including the Class A Members and the Class B Members, but only so long as any such Person holds a Membership Interest in the Company.

(bb)           "Member Nonrecourse Debt" has the meaning of "partner nonrecourse debt" as set forth in Section 1.704-2(b)(4) of the Treasury Regulations.

(cc)           "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

(dd)           "Member Nonrecourse Deductions" has the meaning of "partner nonrecourse deductions" as set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

(ee)           "Membership Interest" means a Member's entire interest in the Company, including such Member's share of Net Profits, Net Losses and distributions of the Company's assets pursuant to this Agreement and the Act, a Member's rights to participate in the management or affairs of the Company, including, rights to vote on, consent to or otherwise participate in any decision of the Members, and such other rights and privileges that the Member may enjoy by being a Member, whether under this Agreement or the Act.

(ff)           "Net Cash Flow" means, at any time, that portion of the Company’s cash on hand which the Board of Managers, in good faith, deems available for distribution to the Members, taking into account (i) the Company’s working capital requirements, (ii) the amount of cash required for the payment of all current expenses, liabilities and obligations of the Company (whether for expense items, capital expenditures, improvements, retirement of indebtedness or otherwise), (iii) the amount of cash which the Board of Managers deems in good faith necessary to establish prudent reserves for the payment of future contingencies, known or unknown, liquidated or unliquidated, including liabilities which may be incurred in litigation or with respect to obligations of indemnification, (iv) any limitations on distribution of the Company’s cash to its Members which may be contained in any documents evidencing indebtedness of the Company, or otherwise, (v) the Company's future capital expenditure requirements, and (vi) the amount of capital remaining after the distribution so that the Company would not reasonably be expected to have unreasonably small capital for carrying on its business.

(gg)           "Net Profits" and "Net Losses" means for each Fiscal Year, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses pursuant to this Section 1(gg) shall be added to such taxable income or loss;

(ii)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 1(gg) shall be subtracted from such taxable income or loss;

(iii)           In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 1(u)(ii) or Section 1(u)(iii), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

(iv)           Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with Section 1(s);

(vi)           To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

(vii)           Notwithstanding any other provision of this Section 1(gg), any items which are specially allocated pursuant to Section 7.2 or Section 7.3 shall not be taken into account in computing Net Profits or Net Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 7.2 and 7.3 shall be determined by applying rules analogous to those set forth in Sections 1(gg)(i) through 1(gg)(vi) above.

(hh)           "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations.

(ii)           "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

(jj)           "Offered Interest" shall have the meaning set forth in Section 12.2(b).

(kk)           "Offeree" shall have the meaning set forth in Section 12.2(a).

(ll)           "Officer(s)" means the Officer(s) of the Company, as described in Article X.

(mm)           "Percentage Interest" means, with respect to any specific class of Membership Interests, the percentage of the Membership Interests in such class held by the Member(s), as specifically set forth on Exhibit A hereto.

(nn)           "Person" means any individual, partnership (both general and limited), limited liability company, corporation, trust, estate, association, custodian, nominee or other entity, whether domestic or foreign.

(oo)           "Purchase Notice" shall have the meaning set forth in Section 12.2(b).

(pp)           "Recognized Transfer" has the meaning set forth in Section 12.5.

(qq)           "Regulatory Allocations" has the meaning set forth in Section 7.3.

(rr)           "Required Transaction" shall have the meaning set forth in Section 12.7(a).

(ss)           "Required Transaction Notice" shall have the meaning set forth in Section 12.7(a).

(tt)           "Sale Transaction" shall have the meaning set forth in Section 12.7(c).

(uu)           "Tax Matters Member" shall have the meaning set forth in Section 5.5(a).

(vv)           "Transfer" shall have the meaning set forth in Section 12.1.

(ww)           "Transfer Notice" shall have the meaning set forth in Section 12.2(b).

(xx)           "Transferring Member" shall have the meaning set forth in Section 12.2(a).

(yy)           "Treasury Regulations" means proposed, temporary and final income tax regulations promulgated under the Code, as in effect as of the date of filing the Certificate of Formation and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

ARTICLE II

FORMATION

2.1           Certificate of Formation.  Effective on July 9, 2015, the Company was organized as a limited liability company by delivery of the executed Certificate of Formation to the Secretary of State of Delaware for filing in accordance with and pursuant to the Act.

2.2           Name.  The name of the Company is 19th Capital Group, LLC.  All business of the Company shall be conducted under the name 19th Capital Group, LLC or under any other name adopted by the Board of Managers in accordance with the Act.

2.3           Principal Place of Business.  The principal place of business of the Company shall initially be 353 West Lancaster Avenue, Suite 300, Wayne, Pennsylvania 19087.  The Company may locate its places of business and registered office at any other place or places as the Board of Managers may from time to time deem advisable.

2.4           Term.  The period of duration for the Company shall be perpetual, unless the Company is earlier dissolved in accordance with the provisions of this Agreement or the Act.

ARTICLE III

BUSINESS OF COMPANY

The business of the Company shall be to (i) engage in the business of purchasing, leasing, financing, and disposing of tractors and trailers and related equipment, and other related activities, (ii) exercise all powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the Act; and (iii) engage in all activities necessary, customary, convenient, or incident to such purposes, as determined by the Board of Managers.

ARTICLE IV

MEMBERS; MEMBERSHIP INTERESTS

4.1           Classes; Member Information.  The Membership Interests shall initially be divided into two (2) classes, designated Class A Membership Interests (the “Class A Membership Interests”) and Class B Membership Interests (the “Class B Membership Interests”).  The identity of all of the Members, the class and Percentage Interest of the Membership Interests held by each Member and the Capital Contributions, if any, contributed by each Member are reflected on Exhibit A attached hereto. The Board of Managers shall update Exhibit A from time to time, as necessary, in order to reflect the admission of Members and the Transfer or issuance of Membership Interests, in accordance with the terms of this Agreement.  Any amendment or revision of Exhibit A made in accordance with this Section 4.1 shall not be deemed to be an amendment to this Agreement requiring the consent or approval set forth in Section 15.4.  Any reference in this Agreement to Exhibit A shall be deemed a reference to Exhibit A as amended and in effect from time to time.

4.2           [Reserved].

4.3           Rights and Obligations.  The holders of record of the different classes of Membership Interests shall have such rights and obligations associated with such Membership Interests as are provided herein.

4.4           No Certification of Membership Interests.  The Membership Interests need not be evidenced by any certificate or other written instrument, but shall only be evidenced by this Agreement and the holders of record of the Membership Interests shall be as is reflected on the books of the Company.

4.5           Personal Liability; Other Rights.  To the maximum extent permitted by law, no Member shall be personally liable for any of the debts or obligations of the Company, whether arising in contract, tort or otherwise.  No Member shall be entitled to the return of such Member's Capital Contribution to the Company except (i) to the extent, if any, that distributions made pursuant to this Agreement may be considered as a return of its Capital Contribution by law, or (ii) upon dissolution of the Company, and then only to the extent provided for in this Agreement.  No Member shall have the right to demand assets other than cash through distributions from the Company, although the Board of Managers, in its sole discretion, may distribute property other than cash.  No Member may withdraw from the Company except upon (i) the dissolution and winding up of the Company; or (ii) the transfer of such Member’s Membership Interest in compliance with Article XII.   The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making its Members, Managers, or Officers responsible for any liability or obligation of the Company.

4.6           Meetings of Members.

(a)           Meetings.  No regular meetings of the Members are required, but if such meetings are held, they shall be noticed, held and conducted pursuant to this Agreement and the Act; provided, that the Company shall hold a meeting of the Members at least once per year.  Meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Board of Managers, or any Class B Member(s) holding at least twenty percent (20%) of the outstanding Class B Percentage Interests.

(b)           Place of Meetings.  The Board of Managers or the Class B Members may designate any place as the place of meeting for any meeting of the Members.

(c)           Notice of Meetings.  Except as provided in subsection (d) below, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than two (2) business days before the date of the meeting, by or at the direction of the Board of Managers or Person calling the meeting, to each Member entitled to vote at such meeting.

(d)           Meeting of all Members.  If all of the Members shall meet at any time and place, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

(e)           Record Date.  For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is sent or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members.  When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

(f)           Quorum.  Members holding at least a Majority Interest of each class of Membership Interests entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum at any meeting of Members.  In the absence of a quorum at any such meeting, a majority of the Membership Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice.  However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.  The Members present at a meeting at which a quorum was initially present may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of any Member or Members whose absence would cause there to be less than a quorum.

(g)           Participation by Electronic Communication.  The Members may participate in or conduct the meeting through the use of any means of communication by which all Members participating may simultaneously hear each other during the meeting.

(h)           Manner of Acting.  If a quorum is present, the affirmative vote of Members holding a Majority Interest of each class of Membership Interests entitled to vote on the applicable matter shall be the act of the Members, unless the vote of a greater or lesser proportion or number, or a specific class, is otherwise required by the Act, by the Certificate of Formation, or by this Agreement.  Unless otherwise expressly provided herein or required under applicable law, Members who are entitled to vote on a particular matter may vote or consent upon any such matter and their Percentage Interest, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Members, even if such Member has an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent.

(i)           Proxies.  At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact.  Such proxy shall be filed with the Company before or at the time of the meeting.  No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

(j)           Action by Members Without a Meeting.  Any action which may be taken at a meeting of the Members, the Class A Members, or the Class B Members, as the case may be, may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken and is signed by Members holding Membership Interests sufficient to approve such action if it were taken at a meeting.  Not less than two (2) business days prior to any proposed action by written consent, the Company shall provide notice of such proposed action and the form of the written consent to all Members entitled to vote on such matter.  Following any such action by written consent, the Company shall provide notice of such action to all Members and retain a copy of the written consent for inclusion in the minutes or for filing with the Company records.

4.7           Waiver of Notice.  When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

4.8           Rights of Members.  Except as otherwise set forth herein or required by a non-waivable provision of the Act, no Member (in such Member’s capacity as a Member of the Company) shall:

(a)           take part in the management or control of Company business or transact any business for the Company;

(b)           have the power or authority to act, sign for or to bind the Company; or

(c)           have any right or power to direct the investment of Company funds or assets.

4.9           Voting.  The Members shall be entitled to vote only on the following, unless otherwise required by a non-waivable provision of the Act:

(a)           the election of the Board of Managers, as provided in Section 9.2;

(b)           the amendment of this Agreement requiring approval of the Members as provided in Section 15.4; and

(c)           any matter that is specifically required by the Act, which may not be waived thereunder, or this Agreement.

ARTICLE V

RECORDS, INFORMATION AND REPORTS; TAX MATTERS MEMBER

5.1           Books and Records.  The Company will keep complete and accurate books and records in accordance with the Company’s accounting policies consistently applied relating to transactions with respect to the Company.  The Company will also keep the following books and records at the Company’s principal office: (a) a current list of the full name and last known business, residence or mailing address of each Member, Manager and Officer, (b) a copy of the Certificate of Formation and of this Agreement; (c) a copy of the Company’s federal, state and local income tax returns and reports, and annual financial statements of the Company, for all Fiscal Years as to which the applicable statute of limitations have not run; and (d) minutes of every meeting and action by written consent without a meeting of the Board of Managers and the Members.

5.2           Tax Returns.  The Company, at its expense, will cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required state and local tax returns in each jurisdiction in which the Company is required to file tax returns, and shall promptly provide copies of such returns to the Members.

5.3           Tax Elections.  The Company will not elect to be taxed other than as a partnership without the consent of all Class A Members. Otherwise, the Company shall make and revoke such tax elections as the Board of Managers shall approve from time to time.  In addition, if, during the taxable year, any Member transfers all or any portion of its Membership Interest by sale or exchange, then, upon the timely written request of the transferee, the Board of Managers may elect, pursuant to Section 754 of the Code, to adjust the basis of the Company property as permitted by Sections 734 and 743 of the Code.  The election shall be filed with the Company’s income tax return for the first Fiscal Year to which the election applies.

5.4           Company Expenses.  The Company shall pay all direct and indirect expenses incurred in the conduct of the Company’s business, including, without limitation, bank fees, tax preparation fees and expenses, legal and accounting fees and expenses and such other expenses deemed by the Board of Managers to be expenses of the Company.

5.5           Tax Matters Member.

(a)           Tiger ELS, LLC shall be the initial tax matters partner (the “Tax Matters Member”) within the meaning of Section 6231(a)(7) of the Code.  Each of the Members hereby consents to such designation and agrees to take any such further action as may be required by the Treasury Regulations or otherwise to effectuate such designation.  The Board of Managers may from time to time direct the actions of, or replace, the Tax Matters Member.

(b)           The Tax Matters Member shall represent the Company in connection with all examinations of the Company’s affairs by any tax authorities, including resulting judicial and administrative proceedings, at the Company’s expense.  Each Member agrees that it will furnish the Tax Matters Member with such information as the Tax Matters Member may reasonably request in order to allow the Tax Matters Member to provide the Internal Revenue Service or other taxing authority with sufficient information with respect to any such proceedings.  The decisions of the Tax Matters Member shall be final and binding as to all Members except to the extent that any Member files a statement not to be bound by a settlement pursuant to Code Section 6224(c)(3).  The Tax Matters Member shall furnish promptly to the Members a copy of all notices or other written communications received by the Tax Matters Member from the Internal Revenue Service or any state or local taxing authority (except such notices or communications as are sent directly to the Members) and shall keep all Members fully informed of the progress of any audits, examinations or other tax proceedings.

5.6           Partnership for Tax Purposes.  The classification of the Company as a partnership will apply only for federal (and, as appropriate, state and local) tax purposes, and the Company will not make an election to be treated as other than a partnership for income tax purposes under Section 301.7701-3(c) of the Treasury Regulations.  No Member, Manager, Officer or agent of the Company shall take or permit any action that could cause the Company to be treated as other than a partnership for federal or state tax purposes.  This characterization, solely for tax purposes, does not create or imply a general partnership, limited partnership or joint venture among the Members for state law or any other purpose.  Instead, the Members acknowledge the status of the Company as a limited liability company formed under the Act.

5.7           Accounting Compliance.  The Company shall maintain, and cause each of its subsidiaries, if any, to maintain, internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company shall permit, and cause each of its subsidiaries, if any, to permit each Member (and such Member’s designated accountants or other professional advisors), at such Member’s expense, to have full and free access to the Company’s personnel, properties, accounting systems, contracts, books and records, and other documents and data for purposes of such Member’s compliance with applicable laws (including Sarbanes-Oxley and other SEC rules and regulations), including, without limitation, compliance with the requirements of Section 404 of Sarbanes-Oxley, all at reasonable times and upon reasonable notice during normal business hours.

ARTICLE VI

CONTRIBUTIONS AND CAPITAL ACCOUNTS

6.1           Capital Contributions.  As of the date hereof, each Member has made the Capital Contributions with respect to its Membership Interests as set forth on Exhibit A.

6.2           Additional Capital Contributions.  No Member shall be required to make any additional Capital Contributions or lend any funds to the Company.

6.3           Capital Accounts.

(a)           A separate Capital Account will be maintained for each Member.  Each Member's Capital Account will be increased by: (1) the amount of money contributed by such Member to the Company; (2) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Member of Net Profits; (4) any items in the nature of income and gain that are specially allocated to the Member pursuant to Sections 7.2 or 7.3; (5) allocations to such Member of income described in Section 705(a)(1)(B) of the Code; and (6) the amount of any Company liabilities assumed by such Member or which are secured by property distributed to such Member.  Each Member's Capital Account will be decreased by: (1) the amount of money distributed to such Member by the Company; (2) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Member of expenditures described in Section 705(a)(2)(B) of the Code; (4) any items in the nature of deduction and loss that are specially allocated to the Member pursuant to Sections 7.2 or 7.3; (5) allocations to the account of such Member of Net Losses; and (6) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(b)           In the event of a permitted sale or exchange of Membership Interests, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interests in accordance with Section 1.704-l(b)(2)(iv) of the Treasury Regulations.

(c)           The manner in which Capital Accounts are to be maintained pursuant to this Section 6.3 is intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.  If in the opinion of the Company's legal counsel the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 6.3 should be modified in order to comply with Section 704(b) of the Code and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 6.3, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

(d)           Except as otherwise agreed in writing or required by the Act, no Member shall have any liability to restore all or any portion of a deficit balance in such Member's Capital Account.

ARTICLE VII

ALLOCATIONS

7.1           Net Profits and Net Losses.

(a)           After giving effect to the special allocations set forth in Sections 7.2 and 7.3, the Net Profits of the Company for each Fiscal Year shall be allocated to the Class B Members in accordance with the Class B Percentage Interest held by each Class B Member.

(b)           After giving effect to the special allocations set forth in Section 7.2 and 7.3, the Net Losses of the Company for each Fiscal Year shall be allocated to the Class B Members in accordance with the Class B Percentage Interest held by each Class B Member.

(c)           The Net Losses allocated pursuant to Section 7.1(b) hereof shall not exceed the maximum amount of Net Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.  In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Losses pursuant to Section 7.1(b), the limitation set forth in this Section 7.1(c) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Net Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

7.2           Special Allocations.  The following special allocations shall be made in the following order:

(a)           Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, notwithstanding any other provision of this Article VII, if there is a net decrease in Company Minimum Gain during any Company Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations.  This Section 7.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(b)           Member Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Article VII, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations.  This Section 7.2(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

(c)           Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704- 1(b)(2)(ii)(d)(4), Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(5), or Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 7.2(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.2(c) were not in the Agreement.

(d)           Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Company Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore (pursuant to the terms of such Member's promissory note or otherwise, if any), and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.2(d) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.2(d) and Section 7.2(c) hereof were not in the Agreement.

(e)           Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Class B Members in accordance with their Class B Percentage Interests.

(f)           Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(g)           Section 754 Adjustment.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of his interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with Section 7.1 hereof in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)           Class A Preferred Return Allocations.  All or a portion of the remaining items of Company income or gain, if any, shall be specially allocated to the Class A Members in proportion to and to the extent of the excess, if any, of (i) the cumulative Class A Preferred Return distributions each such Class A Member has received pursuant to Sections 8.1(b) and 14.3(b)(iii) from the commencement of the Company to a date thirty (30) days after the end of such Fiscal Year, over (ii) the cumulative items of income and gain allocated to such Class A Member pursuant to this Section 7.2(h) for all prior Fiscal Years.

(i)           Allocations Relating to Taxable Issuance of Membership Interests.  Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of an interest in the Company by the Company to a Member (the "Issuance Items") shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

7.3           Curative Allocations.  The allocations set forth in Sections 7.1(c), 7.2(a), 7.2(b), 7.2(c), 7.2(d), 7.2(e), 7.2(f) and 7.2(g) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 7.3.  Therefore, notwithstanding any other provision of this Article VII (other than the Regulatory Allocations), the Board of Managers shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member's  Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 7.1.  In exercising its discretion under this Section 7.3, the Board of Managers shall take into account future Regulatory Allocations under Sections 7.2(a) and 7.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 7.2(e) and 7.2(f).

7.4           Other Allocation Rules.

(a)           (a)           Subject to the provisions set forth herein, all Net Profits and Net Losses (and, if necessary, individual items of income, gain, loss or deduction) allocated to the Members shall be allocated among them as determined in good faith by the Board of Managers and based upon such financial and accounting procedures and determinations as may deemed necessary by the Board of Managers.  In the event additional Members are admitted to the Company pursuant to Article XIII on different dates during any Fiscal Year, the Net Profits (or Net Losses) allocated to the Members for each such Fiscal Year shall be allocated among the Members in each applicable class in accordance with their Percentage Interests in each applicable class from time to time during such Fiscal Year in accordance with Code Section 706, using any convention permitted by law and selected by the Board of Managers.  In such event, subsequent allocations of Net Losses (or Net Profits) pursuant to Section 7.1 hereof shall be allocated (i) first, so as to offset the Net Profits (or Net Losses) allocated for such Fiscal Year or Fiscal Years, and (ii) the balance, if any, to the Members in each applicable class in accordance with their Percentage Interests in each applicable class.

(b)           For purposes of determining the Net Profits, Net Losses or any other items allocable to any period, Net Profits, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(c)           The Members are aware of the income tax consequences of the allocations made by this Article VII and hereby agree to be bound by the provisions of this Article VII in reporting their shares of Company income and loss for income tax purposes.

(d)           Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Members' interests in Company profits are equal to their Percentage Interest.

(e)           To the extent permitted by Sections 1.704-2(h)(3) of the Treasury Regulations, the Company shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

7.5           Tax Allocations: Code Section 704(c).

(a)           In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 1(v)(i) hereof).

(b)           In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 1(v)(ii) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

(c)           Any elections or other decisions relating to such allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 7.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

ARTICLE VIII

DISTRIBUTIONS

8.1           Net Cash Flow.  Whether in connection with a liquidating distribution under Section 14.3 or otherwise, Net Cash Flow may be distributed at such times and in such amounts as the Board of Managers may determine to the Members as follows:

(a)           First, to the Class A Members, in accordance with their Class A Percentage Interests, an amount necessary to reduce the Adjusted Class A Capital Contribution of each Class A Member to zero;

(b)           Second, to the Class A Members, in accordance with their Class A Percentage Interests, an amount necessary to allow each Class A Member to receive its Class A Preferred Return, minus any amounts previously distributed to such Class A Member pursuant to this Section 8.1(b); and

(c)           Third, to the Class B Members in accordance with their Class B Percentage Interests.

8.2           Tax Distributions.  Anything to the contrary notwithstanding, the Company shall (subject to the availability of Net Cash Flow as determined in the reasonable discretion of the Board of Managers) make distributions to the Members on a quarterly basis and annually prior to April 15 following the close of each Fiscal Year in order to fund the federal and state income taxes, if any, that will be owed by the Members with respect to such Fiscal Year (computed at the highest marginal rate for ordinary income taxes or the maximum rate on capital gains for individuals, plus 5%) on the estimated or final Net Profits (or items of income or gain) of the Company allocated to such Member pursuant to this Agreement to date for the Fiscal Year to the extent such taxes are greater than the cumulative amount of distributions made to such Member pursuant to Section 8.1 or this Section 8.2 to date during the Fiscal Year.  Distributions under this Section 8.2 shall not be treated as advances of distributions to be made under Section 8.1 and, accordingly, a distribution made to a Member pursuant to this Section 8.2 shall not reduce amounts that otherwise would be distributed to such Member pursuant to Section 8.1.

8.3           Amounts Withheld.  All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution, or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article VIII for all purposes under this Agreement.  The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to federal, state, or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law and shall allocate such amounts to the Members with respect to which such amount was withheld.

8.4           Limitation Upon Distributions.  Notwithstanding the provisions of this Article VIII, no distribution shall be declared and paid in violation of the Act or applicable law.

ARTICLE IX

BOARD OF MANAGERS

9.1           Management and Control.  The business, property and affairs of the Company shall be operated and managed by a Board of Managers (the “Board of Managers”).  The Board of Managers, and any Officer acting pursuant to authority granted by the Board of Managers, is authorized to take any actions, to make any determinations and to provide any consents permitted to be taken, made or provided by the Company under this Agreement or in furtherance of the Company’s business.  No Member or Manager, acting individually, and except as expressly provided for herein, no Officer, shall have the power to sign or bind the Company unless duly authorized to do so by the Board of Managers.

9.2           Board of Managers.

(a)           Number of Managers.  The Company’s Board of Managers shall initially be comprised of five (5) individuals in accordance with this Section 9.2 (each, a “Manager”).

(b)           Designation of Managers.  The Managers shall be designated as follows: three (3) Managers shall be designated by Tiger ELS, LLC, and two (2) Managers shall be designated by the holders of a Majority Interest of the Class B Members, excluding Tiger ELS, LLC.  Each Member and Manager shall take all actions necessary or appropriate to cause the election, removal or replacement of the Managers designated under this Section 9.2(b) in accordance with this Section 9.2.

9.3           Resignation.  A Manager may resign at any time by giving a written resignation to the Board of Managers, the President or the Secretary of the Company.  The resignation shall be effective without acceptance when such resignation is actually received, unless the resignation specifies a later effective time.

9.4           Removal of Managers.  The party who or which is entitled to designate a Manager or Managers may remove one (1) or more Managers designated by such party with or without cause at any time.

9.5           Vacancies.  If a vacancy occurs on the Board of Managers, the party who or which is entitled to designate such Manager or Managers shall fill the vacancy.

9.6           Meetings of the Board, Etc.

(a)           Regular Meetings.  Regular meetings of the Board of Managers shall be held from time to time at the discretion of the Board of Managers.

(b)           Special Meetings of the Board.  Special meetings of the Board of Managers may be called by any Manager or the President.

(c)           Notice of Meetings.  Meetings of the Board of Managers shall be preceded by at least two (2) business days’ notice of the date, time and place of the meeting.  The notice need not describe the purpose of the meeting.  Notice shall be in writing and shall be delivered to each of the Managers.  A Manager may waive any notice required by this Agreement, the Certificate of Formation, or the Act, before or after the date and time stated in the notice.  The waiver must be in writing, signed by the Manager entitled to the notice, and filed with the minutes or other records of the Company.  A Manager’s attendance at or participation in a meeting waives any required notice to the Manager of the meeting, unless the Manager at the beginning of the meeting (or promptly upon arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to any action taken at the meeting.

(d)           Location of Meetings.  Meetings of the Board of Managers may be held at any place as designated in the applicable meeting notice or agreed to by the Board of Managers.

(e)           Participation by Electronic Communication.  The Board of Managers shall permit any or all Managers to participate in or conduct the meeting through the use of any means of communication by which all Managers participating may simultaneously hear and be heard by each other during the meeting.

(f)           Action Without Meeting.  Any action required or permitted to be taken at a Board of Managers’ meeting may be taken without a meeting if Managers holding votes sufficient to approve such action consent thereto in writing.  Not less than two (2) business days prior to any proposed action by written consent, the Company shall provide notice of such proposed action and the form of the written consent to all Managers.  Following any such action by written consent, the Company shall provide notice of such action to all other Managers and deliver a copy of such consent to the Secretary for inclusion in the minutes of the Board of Managers of the Company.  Action taken under this Section is effective when Managers holding votes sufficient to approve such action have signed the consent, unless the consent specifies a different effective date.

(g)           Quorum and Voting.  A quorum of the Board of Managers shall consist of a majority of the fixed number of Managers from time to time.  The affirmative vote of a majority of the number of Managers required to be in office under Section 9.2(a), or such greater vote required under this Agreement, shall be the act of the Board of Managers.  Unless otherwise expressly provided herein or required under applicable law, Managers who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Managers vote or consent may vote or consent upon any such matter and their vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Managers.

9.7           Committees.  The Board of Managers may create one or more committees in accordance with the provisions of the Act.

ARTICLE X
OFFICERS

10.1           Powers.  Subject to the authority of the Board of Managers, the day-to-day management and control of the Company, and its business and affairs, shall be conducted or exercised by, or under the direction and authority of, the Officers.

10.2           Election and Term.  The Board of Managers shall elect a President and a Secretary, and may elect such other Officers as the Board of Managers may determine from time to time, who may include a one or more vice presidents, a chief financial officer, a controller and one or more assistant treasurers and assistant secretaries.  The Board of Managers may elect Officers at such times as it deems advisable.  Each Officer shall serve until his successor is elected and qualified or until his earlier resignation or removal.  Any number of offices may be held by the same Person.  Unless otherwise provided in a written agreement, no Officer shall have any contractual rights by reason of appointment as an Officer.  Any Officer who is a Member shall have the same rights, as a Member, as any other Member.

10.3           Duties.  The duties and powers of the Officers shall be as follows:

(a)           President.  The President shall be the chief executive officer of the Company, and, as such, shall be primarily responsible for the general management of the business of the Company and for implementing the policies and directives of the Board of Managers.  The President shall have authority to make contracts on behalf of the Company in the ordinary course of the Company’s business, shall be responsible to effect all orders and resolutions of the Board of Managers, shall sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts, or other instruments pertaining to the business of the Company except as otherwise delegated or provided by law, shall preside at all meetings of the Members, and the Board of Managers, and shall perform such other duties as from time to time may be assigned by the Board of Managers.

(b)           Vice Presidents.  The Vice President (or, if more than one, in the order designated by the Board of Managers) shall exercise the functions of the President during the absence or disability of the President and shall perform such other duties as may be assigned by the President or the Board of Managers.

(c)           Chief Financial Officer.  The Chief Financial Officer shall have general supervision over the funds of the Company and the investment or deposit thereof, shall advise the Board of Managers and the President regarding the financial condition of the Company, and perform such other duties as may be assigned by the President or the Board of Managers.

(d)           Secretary.  The Secretary shall attend all meetings of the Members, the Board of Managers, and any committees of the Board of Managers, and shall prepare and maintain minutes or records of proceedings of all such meetings in a book to be kept for that purpose.  The Secretary shall give, or cause to be given, such notice as may be required of all meetings of the Members, the Board, and any committees of the Board of Managers, shall authenticate and certify records and proceedings of the Company, shall keep accurate membership records for the Company, and shall perform such other duties as may be assigned by the President or the Board of Managers.

10.4           Compensation.  Unless otherwise provided by contract, if any, the salaries and other compensation of the Officers, if any, shall be as determined by the Board of Managers from time to time.

10.5           Removal.  The Board of Managers may remove any Officer at any time, with or without cause, but no such removal shall affect the contract rights, if any, of the Person so removed.

10.6           Resignation.  An Officer may resign at any time by delivering written notice to the Company.  A resignation is effective without acceptance when the notice is delivered to the Company, unless the notice specifies a later effective date.  An Officer’s resignation does not affect the Company’s contract rights, if any, with the Officer

ARTICLE XI

OTHER BUSINESS INTERESTS; CONFLICTS OF INTEREST; INDEMNIFICATION

11.1           Other Business Interests.  Except as otherwise provided in this Agreement or by contract, (i) the Managers shall not be required to manage the Company as their sole and exclusive function, and (ii) the Members and the Managers may engage in or possess an interest in other business ventures of any nature or description, independently or with others.  Neither the Company nor the Members shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture shall not be deemed wrongful or improper.

11.2           Conflicts of Interest.  The fact that a Member, Manager, Officer or any Affiliate of the foregoing is directly or indirectly interested in or connected with any Person with whom the Company has dealings (collectively, the “Interested Transactions”) shall not preclude such dealings or make them void or voidable, and neither the Company nor the Members shall have any rights in or to such dealings or any profits derived therefrom; provided, however, that any Interested Transactions shall be on terms that are fair and reasonable to the Company under the circumstances, as determined in the good faith and reasonable discretion of the Board of Managers.

11.3           Indemnification.

(a)           Any Person who was or is a Member, Manager, Officer, employee, or other agent of the Company, or was or is serving at the request of the Company as a manager, officer, employee, or other agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise (collectively, the “Indemnified Party”) shall, in accordance with this Section 11.3, be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal and other professional fees and disbursements), judgments, fines, settlements, and other amounts incurred (collectively, the “Indemnification Obligations”) in connection with any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative), actual or threatened, in which such Indemnified Party may be involved, as a party or otherwise, by reason of such Indemnified Party’s service to, or on behalf of, or management of the affairs of, the Company or, at the request of the Company, with respect to another limited liability company, corporation, partnership, joint venture, trust or other enterprise, or rendering of advice or consultation with respect thereto, whether or not the Indemnified Party continues to be serving in the above-described capacity at the time any such Indemnification Obligation is paid or incurred.  Notwithstanding the foregoing, no indemnification shall be provided by the Company with respect to any Indemnification Obligation that resulted from action or inaction of such Indemnified Party, in each case, (i) that was beyond the scope of his employment or engagement or authority as an officer or agent of the Company, (ii) from which such Indemnified Party derived an improper personal benefit, (iii) that was not in good faith (including fraud or material misrepresentation), or (iv) with respect to any criminal action or proceeding, that involved a knowing violation of law, in each case as ultimately determined by a court of competent jurisdiction, which determination is no longer appealable.  The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such Indemnification Obligation resulted from the willful misconduct of, breach by or failure to properly act of such Indemnified Party.  Expenses (including reasonable legal and other professional fees and disbursements) incurred in any proceeding will be paid by the Company, as incurred, in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Company as authorized in this Section 11.3; provided, however, that the Company may decline to pay such expenses to any Person in advance of the final disposition of such action, suit or proceeding, or may cease to make such payments if, at any relevant time, (i) such Person has refused to cooperate with any investigation conducted by or on behalf of the Company or the Board of Managers or (ii) the Company has credible evidence on the basis of which it believes in good faith that such Person is not entitled to indemnity under this Section 11.3.

(b)           The indemnification provided by this Section 11.3 shall not be deemed to be exclusive of any other rights to which each Indemnified Party may be entitled under any agreement, or as a matter of law, or otherwise, both as to action in such Indemnified Party’s official capacity and to action in another capacity, and shall continue as to such Indemnified Party who has ceased to have an official capacity for acts or omissions during such official capacity or otherwise when acting at the request of the Company, or any Person granted authority thereby, and shall inure to the benefit of the heirs, successors and administrators of such Indemnified Party.  Any repeal or amendment of this Section 11.3 shall be prospective only and shall not adversely affect rights under this Section 11.3 existing at the time of such repeal or amendment.

(c)           The Members shall not be required to indemnify any Indemnified Party for which indemnification is authorized under Section 11.3(a).  Any right of an Indemnified Party  to indemnification pursuant to this Agreement shall be satisfied solely from Company property and the proceeds of insurance, if any.

11.4           Transactions with Related Persons of Celadon Group, Inc.  Other than the issuance of Class B Membership Interests as set forth on Exhibit A on the date hereof and the transactions contemplated by that certain Portfolio Purchase and Sale Agreement (and related documents) between the Company and Quality Equipment Leasing, LLC dated on or about the date hereof, the Company will not, without the prior consent of the Board of Directors of Celadon Group, Inc. (or any duly authorized committee thereof), knowingly engage in any hiring, compensation, equity grant, loan, or purchase or sale of assets, transaction, or any other material transaction, with any employee or director of Celadon Group, Inc. or any subsidiary thereof, (ii) any immediate family member of any of such Persons, or (iii) any Affiliate of such Persons.

ARTICLE XII

TRANSFER OF MEMBERSHIP INTERESTS; RIGHT OF FIRST REFUSAL; DRAG-ALONG RIGHTS; ETC.

12.1            Transfer.  No Member may sell, assign, pledge, hypothecate, gift, bequeath or otherwise transfer or dispose of (the foregoing are hereinafter collectively referred to as a “Transfer”) all or a portion of its Membership Interest without first complying with the applicable provisions of this Article XII prior to consummating any such Transfer of its Membership Interest.  Notwithstanding the foregoing, subject to Section 12.4 hereof, (a) any Member may Transfer all or any portion of its Membership Interest (i) to an entity that, directly or indirectly, controls, or is controlled by, or is under common control with, such Member, or (ii) to another Member, or an entity that, directly or indirectly, controls, or is controlled by, or is under common control with, such other Member, and (b) any Class A Member may pledge any or all of its Membership Interests in accordance with such Member’s credit agreements in effect from time to time or transfer such Membership Interests to the lender thereunder as required by the applicable credit documents or applicable law (and any lender thereunder becoming a transferee of all or any portion of such Member’s Membership Interest will be entitled to become a substitute Member upon compliance with the requirements of becoming a substitute Member).

12.2           Right of First Refusal.

(a)           If a Member (a “Transferring Member”) desires to Transfer all or any portion of its Membership Interests to another Person (the “Offeree”) other than as permitted by Section 12.1 (whether voluntarily, by operation of law or otherwise), then such Transferring Member shall be required to comply with the provisions of this Section 12.2.

(b)           In the event the Transferring Member proposes to Transfer any of its Membership Interests, then, with respect to each such Transfer, the Transferring Member shall deliver written notice (the “Transfer Notice”) to the Company and the Class B Members of its intention, describing the price and the terms and conditions upon which the Transferring Member proposes to make such Transfer.  The Class B Members shall have a right to purchase their pro rata portion of the Membership Interests being offered by the Transferring Member (the “Offered Interest”) at the price and on the terms and conditions set forth in the Transfer Notice.  The Class B Members shall have thirty (30) days from the date the Transfer Notice is given to agree to agree to purchase all or any portion of the Offered Interest, by giving written notice to the Transferring Member and the Company stating the Offered Interest to be purchased (the “Purchase Notice”).

(c)           If the Class B Members fail to deliver a Purchase Notice within the time period set forth in Section 12.2(b) or elect to purchase less than all of the Offered Interest of the Transferring Member, the Transferring Member shall deliver a Transfer Notice to the Company and the Company shall have a right to purchase and redeem the remaining portion of the Offered Interest of the Transferring Member at the price and on the terms and conditions set forth in the Transfer Notice.  The Company shall have thirty (30) days from the date the Transfer Notice is given to agree to purchase all or any portion of the remaining Offered Interest, by giving written notice to the Transferring Member stating the Offered Interest to be purchased.

(d)           To the extent not purchased by the Class B Members or the Company pursuant to this Section 12.2, the Transferring Member may Transfer the remaining Offered Interest described in the Transfer Notice to the Offeree upon the terms and conditions contained in the Transfer Notice, for a period of up to sixty (60) days after expiration of the Company’s right under Section 12.2(c).  If such Transfer to the Offeree is not effected within said 60-day period, or the Transferring Member does not comply with the conditions set forth in Section 12.3 hereof, or if the provisions of the proposed Transfer as described in the Transfer Notice are changed in any material respect, then such Transfer shall be null, void and of no effect, and the Transfer of the Offered Interest described in the Transfer Notice shall continue to be subject to the Transfer restrictions contained in this Agreement and may not be Transferred without again first complying with the provisions of this Section 12.2.

12.3           Closing.  Any purchase and sale to be consummated pursuant to Section 12.2 hereof shall be closed in accordance with the following procedures:

(a)           The date of closing shall be a regular banking business day (i) not less than ten (10) nor more than thirty (30) days after the giving of the last Purchase Notice, in the case of a sale pursuant to Sections 12.2(b) and/or (c), and (ii) falling within the 60-day period set forth in Section 12.2(d), in the case of a sale pursuant to Section 12.2(d), and the place of closing shall be the offices of the Company, unless the applicable purchasing parties and the Transferring Member shall mutually agree to another place of closing.

(b)           On the date of closing, (i) the Transferring Member shall deliver to the purchasing parties such documents as may reasonably be deemed necessary by the purchasing parties to Transfer the Offered Interest being Transferred, (ii) the purchasing parties shall, as agreed upon by the parties to the sale, deliver payment to the Transferring Member by means of cash, cashier's check, promissory note or wire transfer of immediately available funds.

12.4           Admission of Permitted Transferee as Substitute Member.  In the event of the permitted Transfer of a Member's Membership Interest in the Company to a third party purchaser (i.e., non-Member) in accordance with Sections 12.1, 12.2 and/or 12.3, and as a condition to the effectiveness of such Transfer and the admission of such transferee as a substitute Member, the proposed transferee shall (i) accept, assume and agree to be subject to and bound by all of the terms, obligations and conditions of this Agreement, as the same may have been further amended, by executing and delivering to the Company a counterpart signature page to this Agreement, and (ii) execute, acknowledge and deliver to the Company such instruments of transfer, assignment and assumption and such other certificates, representations and documents, provide such additional information, and perform all such other acts which the Board of Managers may reasonably deem necessary or desirable to:

(i)           constitute such proposed transferee as a Member;

(ii)           preserve the Company after the completion of such Transfer, or substitution under the laws of each jurisdiction in which the Company is qualified, organized or does business;

(iii)           maintain the status of the Company as a partnership for federal tax purposes; and

(iv)           assure compliance with any applicable state and federal laws, including, without limitation, securities laws and regulations.

Furthermore, the Transferring Member agrees, upon request of the Board of Managers, to execute such certificates or other documents and perform such other acts as may be reasonably requested by the Board of Managers from time to time in connection with such Transfer.

12.5           Status of Transferees in Recognized Transfers.  Any purported Transfer of an interest in the Company that is not permitted under Section 12.1 or which does not comply with Sections 12.2, 12.3 and 12.4 shall be null and void, of no force or effect whatsoever, and shall be disregarded by the Company, and the Transferring Member shall continue to be treated as a Member by the Company with respect to the Membership Interest proposed to be Transferred; provided that, if the Company (a) is required to recognize or (b) in its sole discretion elects to recognize a purported Transfer that is not permitted under Section 12.1 or which does not comply with Sections 12.2, 12.3 and 12.4 (each, a “Recognized Transfer”), the interest Transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the Transferred interest in the Company, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy the debts, obligations, or liabilities for damages that the transferor or transferee of such interest may have to the Company.  In a Recognized Transfer, the Transferring Member shall cease to be a Member of the Company for all purposes, and the transferee shall not be admitted to the Company as a substitute Member unless and until (i) the Board of Managers consents (in its absolute and sole discretion) to the admission of such transferee as a substitute Member, and (ii) such transferee complies with the terms and conditions set forth in Section 12.4. For clarity, until admitted as a substitute Member in accordance with this Section 12.5, the assignee of all or any portion of a Membership Interest has no right to participate in the management and affairs of the Company.

12.6           Other Matters Relating to the Transfer of Membership Interests.

(a)           Any Transfer of an interest in the Company, whether in a permitted Transfer or a Recognized Transfer, and related admission of a substitute Member, if any, shall be deemed effective as of (i) the date on which conditions of such Transfer (including those set forth in Section 12.4) have been satisfied, or (ii) the date a Transfer is recognized by the Board of Managers as a Recognized Transfer, or (iii) on such other date as the parties (including the Company) may agree.

(b)           Effective upon the Transfer of an interest in the Company, the Transferring Member shall, for all purposes, cease to be a Member of the Company with respect to such transferred interest, regardless of whether the transferee is admitted to the Company as a substitute Member or is merely an assignee of the transferring Member’s economic rights.  Notwithstanding the foregoing, the Transfer of an interest in the Company, without more, shall not release the Member originally transferring the interest from any liability to the Company that may have existed prior to the Transfer.

(c)           In the case of a Transfer or attempted Transfer of an interest in the Company that does not comply with the requirements of this Article XII, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Company and the non-Transferring Members from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and attorneys' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

(d)           The transferee of any interest in the Company shall succeed to the Capital Account of the Transferring Member to the extent of the interest Transferred.  Upon any Transfer, income, gain, loss, deduction and credit and all other items attributable to the Transferred interest for the Fiscal Year shall be allocated between the Transferring Member and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), utilizing any conventions permitted by law as specified by the Board of Managers.  In the event of any Transfer, the Board of Managers may cause the Company to elect pursuant to Code Section 754 to adjust the basis of the assets of the Company.

12.7           Required Transactions.

(a)           If at any time the Board of Managers shall approve a proposed Sale Transaction, then the Company shall deliver a written notice (a “Required Transaction Notice”) with respect to such proposed Sale Transaction (a “Required Transaction”) to the Members stating that the Board of Managers have approved and propose to consummate such Required Transaction and the terms thereof and providing the identity of the Person(s) involved in such Required Transaction.  The Members, upon receipt of the Required Transaction Notice, shall be obligated to (i) vote their Membership Interests in favor of the proposed Required Transaction (to the extent required), and waive any applicable dissenters’ rights with respect thereto (if any), (ii) sell or merge their Membership Interests, (iii) participate in the Required Transaction to the extent requested by the Board of Managers, and (iv) otherwise take all action reasonably necessary to consummate such Required Transaction.  Any Required Transaction Notice may be rescinded by the Board of Managers by delivering written notice thereof to the Members.

(b)           In any Required Transaction consummated under this Section 12.7, the net proceeds of such transaction shall be allocated among and distributed to the Members as if such proceeds were Net Cash to be distributed to the Members in accordance with Section 8.1 hereof.  Furthermore, in connection with any Required Transaction, each Member agrees to (i) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Membership Interests and the power, authority and legal right to Transfer such Membership Interests, as applicable, and (ii) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its subsidiaries on a pro rata basis with the other Members.

(c)           For purposes of this Agreement, the term "Sale Transaction" means (i) the sale, transfer or other disposition of greater than fifty percent (50%) of the Class B Membership Interests in the Company; (ii) a merger, consolidation, reorganization or similar transaction or series of transactions involving the Company, which results in the then-current Class B Members holding in the aggregate less than fifty percent (50%) of the Class B Membership Interests in the Company; or (iii) the sale of all or substantially all of the assets of the Company to any Person in one transaction or in a series of related transactions.

(d)           In the event of a conflict between this Section 12.7 and any other provision of this Agreement, this Section 12.7 shall control. For the avoidance of doubt, the Members shall not be required to comply with the provisions of Section 12.2 prior to effecting a Sale Transaction under this Section 12.7.

12.8           Right of First Offer.  In the event Board of Managers decides to commence a sale process with respect to a Sale Transaction or to pursue the liquidation and dissolution of the Company, then the Company shall give notice of such possible sale or liquidation process to Celadon Group, Inc. and Celadon Group, Inc. shall have a right of first offer to discuss and negotiate terms for such possible sale or liquidation process with the Company for a period of thirty (30) days (the “Exclusivity Period”).  If the parties have not mutually agreed on substantive terms for a Sale Transaction within the Exclusivity Period, then the Company (at the direction of the Board of Managers) shall be free to pursue a possible sale or liquidation process with any other party or parties on terms acceptable to the Board of Managers in its sole discretion.  For clarification, this Section 12.8 shall not be construed as providing Celadon Group, Inc. a veto right, a right of first refusal or other similar rights with respect to any sale or liquidation process.  This Section 12.8 shall terminate and be of no further force and effect if Celadon Group, Inc. no longer holds a Membership Interest in the Company.

ARTICLE XIII

PREEMPTIVE RIGHTS; ADDITIONAL MEMBERS

13.1           Preemptive Rights.

(a)           In the event the Company proposes to issue Membership Interests (or rights or options to acquire Membership Interests), or accept any additional Capital Contributions by the Members, or engage in any other equity financing to which the Company may be a party (a “New Equity Issuance”), such New Equity Issuance shall be upon such terms and conditions (including valuation and pricing) as may be determined by the Board of Managers, subject to the remaining provisions of this Section 13.1.  In the event the Company proposes a New Equity Issuance, the Company will give written notice (each, an “Equity Sale Notice”) to each Class A Member at least twenty (20) days prior to the closing of such transaction, describing the transaction to be entered into by the Company, including (i) the percentage and class (and the rights, powers and preferences, if different from the then outstanding Membership Interests) of the New Equity Issuance that the Company proposes to issue (the “Proposed Equity”), (ii) the price and terms upon which the Company proposes to issue the Proposed Equity, and (iii) the amount of Proposed Equity that such Member is entitled to purchase, and the aggregate purchase price therefore.  Each Class A Member shall have the right, but not the obligation, to purchase Proposed Equity, at the price and on the other terms set forth in the Equity Sale Notice, in an amount not to exceed such Class A Member’s pro rata share of such Proposed Equity.  Each Class A Member will have ten (10) days after the date of receipt of any Equity Sale Notice to (i) agree to purchase all or any portion of such Proposed Equity pursuant to its preemptive rights, for the price and upon the terms specified in the Equity Sale Notice by giving written notice to the Company and stating therein its decision and the quantity of Proposed Equity to be purchased; or (ii) decline to exercise its preemptive rights with respect to such issuance of Proposed Equity.  If a Class A Member does not exercise its preemptive rights within such ten (10) day period, then such Class A Member shall be deemed to have waived its preemptive rights with respect to such New Equity Issuance.  If a Class A Member exercises its preemptive rights, it shall promptly take all steps described in the Sale Notice to effectuate its purchase of the Proposed Equity covered thereby.  Any remaining Proposed Equity not elected to be purchased by the end of such ten (10) day period shall be reoffered for a ten (10) day period to the Class A Members who have elected to purchase the Proposed Equity.  Such electing Class A Members shall have the right to purchase such additional portion of the remaining Proposed Equity in an amount up to such electing Class A Member’s pro rata share (based on the Class A Percentage Interests of such electing Class A Members) of the remaining Proposed Equity.

(b)           The Company will have sixty (60) days following expiration of the periods provided in subsection (a) above to sell the Proposed Equity as to which the Class A Members’ preemptive rights were not exercised, at a price and upon such other terms as are specified in the Equity Sale Notice.  In the event the Company has not sold such Proposed Equity within said 60-day period or desires to sell such Proposed Equity on terms that materially differ from those described in the Equity Sale Notice, the Company will not thereafter issue or sell the Proposed Equity without again complying with this Section 13.1.

(c)           The foregoing preemptive rights shall not apply to:

(i)           Membership Interests offered in connection with a public offering;

(ii)           Membership Interests issued to the seller or its equity holders in connection with any acquisition, merger, joint venture, or similar transaction, the terms of which are approved by the Board of Managers;

(iii)           Membership Interests (or rights or options to acquire Membership Interests) issued to financial institutions or similar Persons in connection with credit arrangements, debt financings or similar debt transactions, the terms of which are approved by the Board of Managers; or

(iv)           Class B Membership Interests issued to certain employees, directors, managers, officers or agents of the Company or its Affiliates, as determined by the Board of Managers from time to time, in an amount not to exceed ten percent (10%) of the aggregate Class B Percentage Interests.

(d)           For clarification purposes, (i) the preemptive rights will not apply to debt securities issued by the Company in any loan transaction or other debt financing of the Company, and (ii) the Class B Members shall not have any preemptive rights in their capacities as Class B Members.

13.2           Admission of Additional Members.  A Person may only be admitted as an additional Member, upon the approval of the Board of Managers (and subject to the Preemptive Rights set forth in Section 13.1 above, if applicable under the circumstances).  In the event additional Members are admitted to the Company, the Membership Interest (and corresponding Percentage Interest) and Capital Contributions of any new Members shall be determined by the Board of Managers, and the Board of Managers may amend this Agreement to provide for the admission of such additional Members, the issuance of such additional Membership Interests and/or the corresponding dilution of the existing Members without the consent or approval of the Members.  Notwithstanding the foregoing, a Person shall not become an additional Member unless and until such Person becomes a party to this Agreement as a Member by signing a counterpart signature page to this Agreement and executing such documents and instruments as the Board of Managers reasonably may request to confirm such Person as a Member in the Company.

13.3           Accounting.  No additional Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company.  The Company may at the time an additional Member is admitted close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to an additional Member for that portion of the Company’s tax year in which such Member was admitted in accordance with the provisions of Code Section 706(d) and the Treasury Regulations promulgated thereunder.

ARTICLE XIV

DISSOLUTION AND TERMINATION

14.1           Dissolution.

(a)           The Company shall be dissolved upon the occurrence of any of the following events:

(i)           upon the approval of the Board of Managers; or

(ii)           as otherwise required by a non-waivable provision of the Act.

(b)           Except as expressly permitted in this Agreement or otherwise approved by the Board of Managers, no Member shall voluntarily take any action that directly causes a dissolution of the Company.

14.2           Effect of Event of Dissolution.  Upon the occurrence of the event of dissolution, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until its certificate of cancellation has been filed with the Delaware Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

14.3           Winding Up, Liquidation and Distribution of Assets.

(a)           Upon dissolution, an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution.  The Board of Managers shall immediately proceed to wind up the affairs of the Company.

(b)           If the Company is dissolved and its affairs are to be wound up, the Company’s assets shall be distributed in the following order and priority:

(i)           first, to creditors of the Company, including the Members who are creditors, to the extent and in the order permitted by law, in satisfaction of the Company's liabilities;

(ii)           second, to the establishment of any reserves deemed necessary by the Board of Managers for any contingent liabilities or obligations of the Company (but subject to the distribution to the Members in accordance with this Section 14.3(b) of the amount of any excess reserves, if any, when and if the Board of Managers determines such reserves are no longer necessary);

(iii)           third, to the Class A Members until the Class A Members have received an amount equal to their accrued but unpaid Class A Preferred Return as of the date of dissolution of the Company; provided, however, that no distribution shall be made pursuant to this Section 14.3(b)(iii) that creates or increases a Capital Account deficit for a Class A Member which exceeds such Class A Member’s obligation (deemed and actual) to restore such deficit, determined as follows: distributions shall first be determined tentatively pursuant to this Section 14.3(b)(iii) without regard to each Class A Member’s Capital Account, and then the allocation provisions of Article VII shall be applied tentatively as if such tentative distributions had been made.  If a Class A Member shall thereby have a deficit Capital Account which exceeds its obligation (deemed and actual) to restore such deficit, the actual distribution to such Class A Member pursuant to this Section 14.3(b)(iii) shall be equal to the tentative distribution to such Class A Member less the amount of the excess to such Class A Member; and

(iv)           finally, to Members in accordance with positive Capital Account balances, taking into account all Capital Account adjustments for the Company’s taxable year in which the liquidation occurs.  Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations.

(c)           Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

(d)           It is understood and agreed that amounts payable to the Members in connection with a Sale Transaction that does not involve a dissolution of the Company pursuant this Article XIV (including, by way of example and not as a limitation, amounts payable in connection with a merger or Membership Interest purchase) (i) shall be paid to the Members in accordance with the preferences and priorities set forth in this Section 14.3; (ii) will be deemed to have been distributed among the Members as if the distributions set forth in this Section 14.3 were applied to such payments, and (iii) any agreement executed by the Company or the Members in connection with a Sale Transaction shall be consistent with this provision.

14.4           Certificate of Cancellation.  Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.  The Managers shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.  When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a certificate of cancellation shall be executed and filed in accordance with the Act.  Upon the filing of the certificate of cancellation, the existence of the Company shall cease.

14.5           Return of Contribution Nonrecourse to Other Members.  Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution.  If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

ARTICLE XV

MISCELLANEOUS PROVISIONS

15.1           Notices.  All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if in writing and (i) delivered personally, (ii) sent by confirmed facsimile transmission, (iii) sent by confirmed email transmission, (iv) sent by nationally recognized overnight delivery service, or (v) mailed by postage prepaid registered or certified U.S. mail, return receipt requested, to the address, facsimile number or email address designated in Exhibit A to this Agreement or such other address, facsimile number or email address as may be designated in writing by notice given hereunder, and shall be effective upon personal delivery or receipt of confirmed facsimile or email transmission thereof on a business day or upon delivery by registered or certified U.S. mail or two (2) business days following deposit with a nationally recognized overnight delivery service for overnight delivery.

15.2           Application of Delaware Law; Priority.  This Agreement and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Act, without reference to Delaware’s conflict of laws rules.  In the event of any inconsistency or conflict between any terms of this Agreement and the Act, the terms of this Agreement shall govern to the maximum extent permitted by law.

15.3           Waiver of Action for Partition.  Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

15.4           Amendments.

(a)           Except as set forth in Section 15.4(b) below, this Agreement may not be amended except (i) by the written agreement of the Board of Managers and the Class B Members holding at least 66⅔% of the Class B Percentage Interests, and (ii) in the case of an amendment that would adversely affect any Class A Member, the written consent of such Class A Member.

(b)           The Board of Managers, without the consent or approval at any time of any Member, may amend any provision of this Agreement or the Certificate of Formation, and may execute, swear to, acknowledge, deliver, file and record all documents required or desirable in connection therewith, to reflect:

(i)           a change in the name of the Company, the location of the principal place of business of the Company or the registered agent of the Company;

(ii)           the admission, dilution, substitution, termination or withdrawal of any Member in accordance with the provisions of this Agreement; or

(iii)           a change that is: (A) of an inconsequential nature and does not adversely affect any Member in any material respect; (B) required by this Agreement, including an amendment of Exhibit A of this Agreement in connection with the Transfer of a Membership Interest, the issuance of any new Membership Interests or the admission of new Members; or (C) necessary to reflect the current Capital Contributions and Membership Interest held by each Member, following any change to such items in accordance with the provisions of this Agreement.

15.5           Construction.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The Members identified on Exhibit A have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by such Members and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

15.6           Headings.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

15.7           Time.  Time is of the essence with respect to this Agreement.

15.8           Waivers.  The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

15.9           Successors and Assigns.  Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective legal representatives, successors and permitted assigns.

15.10           Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

15.11           Counterparts; Delivery.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages electronically or by facsimile shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement.  Signatures of the parties transmitted electronically or by facsimile shall be deemed to be their original signatures for all purposes.

15.12           Assurances.  Each Member shall execute all such certificates and other documents and shall do all other acts as the Board of Managers reasonably deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations applicable to the acquisition, operation, or holding of the property of the Company.

15.13           Specific Performance.  The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury.  Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (a) restraining and enjoining any act which would constitute a breach or (b) compelling the performance of any obligation which, if not performed, would constitute a breach.

15.14           Complete Agreement.  This Agreement constitutes the complete and exclusive statement of the agreement among the Members and the Company concerning the affairs of the Company and the conduct of its business.  This Agreement supersedes all prior written and oral statements concerning the affairs of the Company and the conduct of its business, including any prior representation, statement, condition, or warranty.

15.15           Separability of Provisions.  Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

15.16           Separate Counsel. EACH MEMBER ACKNOWLEDGES THAT HE, SHE OR IT HAS HAD AN OPPORTUNITY TO CONSULT WITH HIS, HER OR ITS OWN COUNSEL WITH REGARD TO THE MATTERS CONTAINED IN THIS AGREEMENT.

[Signature Page Follows]

19th CAPITAL GROUP, LLC
LIMITED LIABILITY COMPANY AGREEMENT
MEMBERS SIGNATURE PAGE

Each of the undersigned agrees to become a Member in 19th Capital Group, LLC, a Delaware limited liability company, and by execution of this signature page adopts, accepts and shall be bound by all of the terms and provisions of this Limited Liability Company Agreement.

CLASS A MEMBER:

TIGER ELS, LLC

By:	/s/ Jeffrey R. Larsen
Jeffrey R. Larsen, Manager

By:	/s/ Timothy B. MacColl
Timothy B. MacColl, Manager

CELADON GROUP, INC.

By:	/s/ Kenneth L. Core
Name:	Kenneth L. Core
Title:	Vice President & Secretary

CLASS B MEMBERS:

TIGER ELS, LLC

By:	/s/ Jeffrey R. Larsen
Jeffrey R. Larsen, Manager

By:	/s/ Timothy B. MacColl
Timothy B. MacColl, Manager

CELADON GROUP, INC.

By:	/s/ Kenneth L. Core
Name:	Kenneth L. Core
Title:	Vice President & Secretary

CLASS B MEMBERS (continued):

/s/ George Chasteen
George Chasteen

/s/ Beau Zoeller
Beau Zoeller

/s/ Danny Williams
Danny Williams

/s/ Leslie Tarble
Leslie Tarble

/s/ Eric Meek
Eric Meek

/s/ Paul Will
Paul Will

/s/ Bobby Peavler
Bobby Peavler

/s/ Lauren Howard
Lauren Howard

/s/ Nathan Roberts
Nathan Roberts

/s/ Chad Hoffman
Chad Hoffman

/s/ Mike Gabbei
Mike Gabbei

EXHIBIT A

19th Capital Group, LLC

]Limited Liability Company Agreement
as of August 27, 2015

Class A Member	Class of Membership Interests	Percentage Interest of Class	Capital Contribution
Tiger ELS, LLC 353 West Lancaster Avenue Suite 300 Wayne, Pennsylvania 19087 Attn: Mr. Jeffrey R. Larsen Email: jeff@larsenmaccoll.com Fax: (610) 545-0855	Class A	66.67% of Class A	$4,000,000
Celadon Group, Inc. 9503 E. 33rd St. Indianapolis, IN 46235 Attn: Kenneth L. Core, General Counsel Ph: (317) 972-7000 Fax: (317) 829-6390 Email: KCore@celadontrucking.com	Class A	33.33% of Class A	$2,000,000

Class B Members	Class of Membership Interests	Percentage Interest of Class	Capital Contribution
Tiger ELS, LLC 353 West Lancaster Avenue Suite 300 Wayne, Pennsylvania 19087 Attn: Mr. Jeffrey R. Larsen Email: jeff@larsenmaccoll.com Fax: (610) 545-0855	Class B	48% of Class B	$0
Celadon Group, Inc. 9503 E. 33rd St. Indianapolis, IN 46235 Attn: Kenneth L. Core, General Counsel Ph: (317) 972-7000 Fax: (317) 829-6390 Email: KCore@celadontrucking.com	Class B	25% of Class B	$0

George Chasteen 931 Spur Lane Indianapolis, IN 46220 Phone: (317) 628-5440	Class B	2.5% of Class B	$0
Beau Zoeller 7910 Islay Road Indianapolis, IN 46217 Phone: (812) 697-0903	Class B	1.5% of Class B	$0
Danny Williams 7483 W. Rex Ridge Rd. New Palestine, IN 46163 Phone: (317) 514-2731	Class B	4.5% of Class B	$0
Leslie Tarble 5706 Haverford Avenue Indianapolis, IN 46220 Phone: (920) 265-8233	Class B	4.5% of Class B	$0
Eric Meek 7494 West Rex Ridge Road New Palestine, IN 46163 Phone: (317) 258-6517	Class B	4.5% of Class B	$0
Paul Will 10809 Club Point Fishers, IN 46037 Phone: (317) 577-0612	Class B	4.5% of Class B	$0
Bobby Peavler 7050 S 50 West Pendleton, IN 46064 Phone: (317) 833-2119	Class B	1.0% of Class B	$0
Lauren Howard 10120 Sycamore Ln. Indianapolis, IN 46239 Phone: (317) 418-6365	Class B	1.0% of Class B	$0
Nathan Roberts 8598 S Riser Drive Nineveh, IN 46164 Phone: (317) 418-6923	Class B	1.0% of Class B	$0
Chad Hoffman 11048 Windermere Blvd Fishers, IN 46037 Phone: (317) 200-7872	Class B	1.0% of Class B	$0
Mike Gabbei 430 SouthCreek Drive South Indianapolis, IN 46217 Phone: (317) 887-2910	Class B	1.0% of Class B	$0

Back to Form 10-Q